                                                                                      Exhibit 99.1
Contact:
Rick Iler, CFO
SiriCOMM, Inc.
4710 E. 32nd. St.
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

                SiriCOMM NAMED NETWORK PROVIDER FOR iqSAFE
SiriCOMM to Provide Network Connectivity for iQsafe's Inspection Programs

Joplin, MO. — June 27, 2006 — SiriCOMM, Inc. (OTC BB: SIRC) today announced that it has been named the national network service provider for iQsafe's Periodic
Inspection Program (PIP). In PIP, iQsafe, a new company created by the
Commercial Vehicle Safety Alliance (CVSA), has developed a comprehensive inspection program covering key vehicle systems on the power unit and the trailer which satisfies the federal regulations in 396.17 and Appendix G.
SiriCOMM's powerful WiFi network will provide the necessary connectivity to communicate the inspection data to the back office in a timely manner. The program is expected to rollout beginning in mid-July.

"We are delighted to work with iQsafe to bring the PIP program to life," stated
Hank Hoffman, President and CEO of SiriCOMM. "Providing connectivity to this program will allow truck drivers and fleet operators to more proactively monitor their vehicles leading to cost savings, increased efficiency and safety is in line with our mission statement and we are pleased to work with iQsafe in achieving those goals."

"Seamless and timely communications has been one of the biggest challenges to the data intensive vehicle inspection process, so we are excited to have
SiriCOMM's nationwide network of high-speed "WiFi hot spots" as a partner," said
Dennis Paul, President of iQsafe. "With the connectivity in place, we can move forward in providing our standardized, high quality vehicle inspection program."

About SiriCOMM
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create HotSpots at locations convenient to highway travel. More information including network locations is available at
http://www.siricomm.com

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the
Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.